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Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Media
Dan Greenfield 404-748-6889 404-432-6526 (mobile) greenfie@corp.earthlink.net
Investors Michael Gallentine 404-748-7153 404-395-5155 (mobile) gallentineml@corp.earthlink.net

EARTHLINK REPORTS 2002 FOURTH QUARTER AND FULL YEAR RESULTS

Broadband subscribers grew by 98,000
Ends the year with 5.0 million subscribers

ATLANTA, January 29, 2003—EarthLink, Inc. (NASDAQ: ELNK) today announced its financial results for its fourth quarter and full year ending December 31, 2002.

        EarthLink reported revenue for the fourth quarter grew to $347.9 million, an increase of 6.3 percent from the same period a year ago. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $18.0 million for the quarter, improving from $9.1 million in the prior year quarter. Excluding cash facility exit costs incurred in the quarter, EBITDA was $20.2 million. Net loss was $32.9 million, including $3.5 million of total cash and non-cash facility exit costs.

        "Demonstrating once again the strength of our broadband growth strategy, EarthLink continued to gain momentum as our broadband business surged ahead with almost 100,000 net new subscribers in the quarter—our strongest ever," said Garry Betty, EarthLink's chief executive officer. "For the year, EarthLink made tremendous inroads in increasing operational efficiencies, improving margins, and introducing new features such as Pop-Up BlockerSM and TotalAccess® 2003. These features are spearheading a company wide effort to deliver a full array of innovative products and services that will continue to differentiate us from our competitors."

        "Additionally, in 2003, we will look to take full advantage of our PeoplePC acquisition with the launch of a value-priced access service, which will complement our full line of premium dial-up, high-speed, Web hosting, and wireless Internet services."

Fourth Quarter Financial Results

Subscribers

        In the fourth quarter, EarthLink's broadband business added 98,000 subscribers, driven in part by better than expected growth in wholesale customers. EarthLink ended the year with 779,000 broadband subscribers, a 65.4 percent increase from the prior year. The company continues to expand its industry leading national broadband footprint. In the quarter, EarthLink launched high-speed Internet service to cable Internet ready households in Comcast's, formerly AT&T Broadband's, Massachusetts, New Hampshire, and Maine service areas, including the greater Boston market.

        Narrowband subscribers increased 59,000 in the quarter to 4,035,000. Compared to the prior year, narrowband subscribers declined 4.0 percent, reflecting the maturing of the premium dial-up access market and the continued migration of customers to broadband access.

        Overall, EarthLink ended the fourth quarter with 4,987,000 paying subscribers across all service offerings, up 3.0 percent from the prior year. Monthly customer churn improved to 3.6 percent in the quarter, compared to 4.5 percent in the fourth quarter of 2001, and down from 3.7 percent in this year's third quarter, as the company continued to focus on upgrading customer service and migrating more subscribers to broadband where churn is traditionally lower.

Revenue

        EarthLink ended the quarter with revenues of $347.9 million, an increase of 6.3 percent from the prior year quarter. Broadband revenues grew 44.8 percent over the prior year quarter to $72.2 million and now represent 20.8 percent of EarthLink's total revenues. Narrowband revenues of $257.6 million were slightly lower compared to the prior year, as modestly lower average subscribers were offset by slightly higher average revenue per subscriber. EarthLink ended the quarter with Web hosting revenues of $13.1 million, a decrease of 3.1 percent from the prior year quarter, but comparable to the prior quarter due to a stabilization of product pricing. Content, commerce, and advertising revenues were $5.0 million for the quarter, representing a 1.5 percent decrease from the fourth quarter of 2001. However, content, commerce, and advertising revenues increased 15.5 percent from the third quarter of 2002 reflecting growth in search revenue.

Earnings before Interest, Taxes, Depreciation, and Amortization (EBITDA)

        For the quarter, EarthLink's EBITDA improved to $18.0 million, an increase of 96.5 percent from the fourth quarter of 2001. Excluding cash facility exit costs of $2.2 million related to the closure of our Phoenix call center facility, EBITDA was $20.2 million for the quarter.

        The improvement in EarthLink profitability was due to a reduction in monthly telecommunications costs per subscriber and the effective management of other operating costs. Gross margins before sales incentives decreased to 59.9 percent from 60.2 percent in the prior year quarter. This decline resulted from the increase in the proportion of EarthLink revenues represented by broadband services, which have lower percentage gross margins than narrowband services, and from the inclusion of PeoplePC hardware sales and PeoplePC's ongoing service obligations to prepaid customers, which have lower than average margins. Excluding these PeoplePC revenues and costs, the gross margin would have risen to 61.1 percent in the quarter, reflecting expanding margins in both the narrowband and broadband product lines.

        Other operating expenses, which include Operations, Customer Support, and General and Administrative expenses, decreased $6.1 million, or 5.1 percent, compared to last year's fourth quarter due primarily to improved efficiencies in customer service. As a percentage of revenue, operating expenses decreased to 32.6 percent from 36.5 percent compared to last year's fourth quarter. Sales and marketing expenses, including sales incentives, increased 3.6 percent from last year's fourth quarter, to $100.1 million.

Net Loss Attributable to Common Stockholders

        EarthLink's quarterly net loss was $32.9 million, a significant improvement from the prior year quarterly loss of $73.9 million. Excluding facility exit costs, the quarterly net loss was $29.4 million. Net loss attributable to common stockholders, after accretion dividends on preferred stock, improved to ($0.24) per share, compared to ($0.55) per share in the prior year's fourth quarter. This improvement is a result of operating performance improvements, lower amortization of acquired subscriber bases, and the discontinuation of amortizing goodwill following the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," in January 2002. Goodwill amortization expense was $10.7 million in the fourth quarter of 2001.

2002 Full Year Financial Highlights

        For the year, total revenues were $1.357 billion, a 9.0 percent improvement from 2001. This growth was fueled primarily by the dramatic growth in broadband revenues, which increased to $250.6 million, a 49.2 percent increase from 2001. For all of 2002, EBITDA increased to $58.9 million from a loss of $16.1 million in 2001. Excluding the cash facility exit costs associated with the closing of the company's Phoenix call center, 2002 EBITDA was $61.1 million. EarthLink's net loss improved to $148.0 million from $341.1 million in 2001. Net loss attributable to common stockholders, after accretion dividends on preferred stock, improved to ($1.11) in 2002 from ($2.73) in 2001.

Balance Sheet

        EarthLink ended 2002 with cash and marketable securities of $515.4 million and total debt of $4.3 million. EarthLink was free cash flow positive in the quarter. The company generated $24.1 million from operations and used $8.7 million in capital expenditures and $10.2 million in payments for acquired subscribers. During the quarter, EarthLink repurchased 1.4 million shares of its common stock on the open market at a cost of $7.8 million.

Business Outlook

        The following statements are based on management's current expectations. These statements are forward-looking, and actual results may differ materially. See comments under "Cautionary Information Regarding Forward-Looking Statements" below. The company undertakes no obligations to update these statements.

        In 2003, the company's principal operating objectives are to deliver steady growth in total subscribers, while continuing to improve profitability.

        Based on current market trends and operating plans now in place, EarthLink expects to end 2003 with between 5.1 and 5.3 million paying subscribers. This growth will come primarily from EarthLink's high-speed access offerings. EarthLink expects to continue capitalizing on its national footprint and its ability to deploy DSL, cable, and satellite high-speed access solutions to grow its subscriber base by approximately 300,000 subscribers during the year. Revenues for the year are expected to be between $1.44 and $1.50 billion.

        EarthLink expects to continue widening operating margins in 2003 compared to 2002 by reducing telecommunications costs per subscriber for both its narrowband and broadband services, improving efficiencies in the call centers, and growing most other operating expenses more slowly than revenue, resulting in increased operating leverage. Higher operating margins are expected to fund higher sales and marketing expenses to help deliver increased subscriber growth, while still significantly increasing overall profitability. Sales and marketing expenses are expected to grow 10 percent year over year.

        For the year, EarthLink's net loss is expected to be in the range of $86 million to $106 million. Excluding the facility exit costs described below, the net loss is expected to be in the range of $45 to $65. EBITDA before facility exit costs is expected to be in the range of $95 to $115 million for the year. EarthLink expects GAAP net income to be approximately break-even in the fourth quarter of 2003. The company also expects to be free cash flow positive for the year.

        In an effort to reduce support costs and improve efficiencies, EarthLink announced on January 28, 2003 the closing of four call centers. EarthLink expects to record facility exit costs of approximately $41 million in the first quarter. These costs include approximately $11 million for certain employee-related costs, approximately $20 million for lease termination costs, and non-cash asset write-offs of approximately $10 million. The decision will impact approximately 1,300 employees. We estimate the streamlining of our call centers will reduce annualized operating expenses by more than $20 million.

        In the first quarter of 2003, EarthLink expects to end the quarter with approximately 5.0 to 5.1 million total subscribers. Revenues are expected to increase to between $352 and $358 million. EBITDA before facility exit costs should be equal to or modestly below the level achieved in the fourth quarter of 2002. Increased sales and marketing expenses designed to deliver higher subscriber growth and an expected $3.5 to $4.0 million of incremental operating costs associated with the announced call center reconfiguration not included in the facility exit costs may more than offset increased gross margins from lower telecommunications costs and other operating cost efficiencies. Net loss before facility exit costs is expected to be in the range of $29 to $33 million.

Conference Call for Analysts and Investors

        Investors in the U.S. and Canada interested in participating in the conference call on January 29, 2003 at 8:30 a.m. Eastern Time may dial (800) 706-0730 and reference the EarthLink call. Other international investors may dial (706) 634-5173 and also reference the EarthLink call. EarthLink recommends dialing into the call approximately 10 minutes prior to the scheduled start time.

        Investors also will have the opportunity to listen to a live Webcast of the conference call via the Internet at the following site: http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=ELNK&script=2100.

        A taped replay will be available beginning at 11:30 a.m. EST on January 29 through Midnight EST on February 5 by dialing (800) 642-1687. International callers should dial (706) 645-9291. The replay confirmation code is 7471547.

        The Webcast of this call will be archived on the EarthLink site at: http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=ELNK&script=1100.

About EarthLink

        EarthLink is the Internet service provider (ISP) solution for an impatient world. Headquartered in Atlanta, EarthLink has earned a national reputation for outstanding customer service and its suite of online products and services. According to J.D. Power and Associates, EarthLink is ranked Highest in Customer Satisfaction among Dial-up ISPs and tied in the ranking for Highest Customer Satisfaction Among High-Speed ISPs. Serving approximately five million subscribers, EarthLink offers what every user should expect from their Internet experience: high-quality connectivity, minimal drop-offs and ISP-generated intrusions, and customizable features. Whether it's dial-up, high-speed, Web hosting, or wireless Internet service, EarthLink provides the tools that best let individuals use and enjoy the Internet on their own terms. Learn more about EarthLink through its Core Values and Beliefs [http://www.earthlink.net/about/ourvalues/cvb/index.html] or by calling (800) EARTHLINK and visiting EarthLink's Web site at www.earthlink.net.

# # #

Cautionary Information Regarding Forward-Looking Statements

        Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. With respect to such forward- looking statements, the company seeks the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation, (1) that we may not successfully enhance existing or develop new products and services in a cost-effective manner to meet customer demand in the rapidly evolving market for Internet services; (2) that our service offerings may fail to be competitive with existing and new competitors; (3) that competitive product, price or marketing pressures could cause us to lose existing customers to competitors, or may cause us to reduce, or prevent us from raising, prices for our services; (4) that our commercial and alliance arrangements, including marketing arrangements with Apple and Sprint, may be terminated or may not be as beneficial to us as management anticipates; (5) that declining levels of economic activity, increasing maturity of the market for Internet access, or fluctuations in the use of the Internet could negatively impact our subscriber growth rates and incremental revenue levels; (6) that we may experience other difficulties that limit our growth potential or lower future overall revenues; (7) that service interruptions could harm our business; (8) that we are not profitable and may never achieve profitability; (9) that our third party network providers may be unwilling or unable to provide Internet access; (10) that we may be unable to maintain or increase our customer levels if we do not have uninterrupted and reasonably priced access to local and long-distance telecommunications systems for delivering dial-up and/or broadband access, including, specifically, that integrated local exchange carriers and cable companies may not provide last mile broadband access to the company on a wholesale basis or on terms or at prices that allow the company to grow and be profitable in the broadband market; (11) that we may not be able to protect our proprietary technologies or successfully defend infringement claims and may be required to enter licensing arrangements on unfavorable terms; (12) that government regulations could force us to change our business practices; (13) that we may not experience the level of benefits we expect in connection with streamlining our call centers;

and (14) that some other unforeseen difficulties may occur. This list is intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. These factors are not intended to represent a complete list of all risks and uncertainties inherent in the company's business, and should be read in conjunction with the more detailed cautionary statements included in the company's other filings with the Securities and Exchange Commission.

        The company believes that EBITDA is an additional meaningful measure of operating performance. However, this information will necessarily be different from comparable information provided by other companies and should not be used as an alternative to our operating and other financial information as determined under accounting principles generally accepted in the United States of America.

Consolidated Financial Highlights

	Three Months Ended December 31,				Year Ended December 31,
	2001	Percent of Total Revenues	2002	Percent of Total Revenues	2001	Percent of Total Revenues	2002	Percent of Total Revenues
	(in thousands, except per share data)
Statement of Operations Data:
Revenues:
Narrowband access	$258,817	79%	$257,621	74%	$999,251	80%	$1,037,829	76%
Broadband access	49,856	15%	72,191	21%	167,935	13%	250,591	19%
Web hosting	13,465	4%	13,053	4%	59,263	5%	53,210	4%
Content, commerce and advertising	5,067	2%	4,989	1%	18,479	2%	15,791	1%

Total revenues	327,205	100%	347,854	100%	1,244,928	100%	1,357,421	100%
Cost of revenues:
Telecommunications service and equipment costs	130,330	40%	139,547	40%	509,514	41%	543,981	40%
Sales incentives (1)	14,257	4%	2,294	1%	67,919	5%	37,669	3%

Total cost of revenues	144,587	44%	141,841	41%	577,433	46%	581,650	43%
Operating costs and expenses:
Operations and customer support	84,492	26%	81,550	23%	339,490	28%	324,555	24%
General and administrative	34,896	11%	31,692	9%	127,849	10%	123,379	9%

	263,975	81%	255,083	73%	1,044,772	84%	1,029,584	76%

Operating contribution	63,230	19%	92,771	27%	200,156	16%	327,837	24%
Sales and marketing (1)	82,432	25%	97,840	28%	327,951	26%	373,481	28%
Facility exit costs (2)	—	0%	3,492	1%	—	0%	3,492	0%
Acquisition-related amortization (3)	43,722	14%	26,216	8%	175,206	14%	110,885	8%
Amortization of goodwill (4)	10,711	3%	—	0%	42,277	4%	—	0%
Intangible asset write-off (5)	—	0%	—	0%	11,252	1%	—	0%

	136,865	42%	127,548	37%	556,686	45%	487,858	36%

Loss from operations	(73,635)	(23%)	(34,777)	(10%)	(356,530)	(29%)	(160,021)	(12%)
Write-off of investments in other companies (6)	(4,100)	(1%)	(650)	0%	(10,000)	0%	(650)	0%
Other income, net	3,791	1%	2,520	1%	25,469	2%	12,638	1%

Net loss	(73,944)	(23%)	(32,907)	(9%)	(341,061)	(27%)	(148,033)	(11%)
Deductions for accretion of dividends (7)	(6,186)	(1%)	(3,996)	(2%)	(29,880)	(3%)	(19,987)	(1%)

Net loss attributable to common stockholders	$(80,130)	(24%)	$(36,903)	(11%)	$(370,941)	(30%)	$(168,020)	(12%)

Basic and diluted net loss per share	$(0.55)		$(0.24)		$(2.73)		$(1.11)

Weighted average common shares outstanding	145,853		154,473		135,738		151,355

Other Data
Net loss before facility exit costs (8):
Net loss	$(73,944)	(23%)	$(32,907)	(9%)	$(341,061)	(27%)	$(148,033)	(11%)
Facility exit costs	—		3,492		—		3,492

Net loss before facility exit costs (8)	$(73,944)	(23%)	$(29,415)	(8%)	$(341,061)	(27%)	$(144,541)	(11%)

Earnings Before Interest, Taxes, Depreciation, and Amortization (8), (9):
EBITDA (8), (9)	$9,140	3%	$17,963	5%	$(16,068)	(1%)	$58,882	4%

EBITDA before cash facility exit costs (8), (9)	$9,140	3%	$20,173	6%	$(16,068)	(1%)	$61,092	5%

Reconciliation of net loss to EBITDA (8), (9):
Net loss	$(73,944)		$(32,907)		$(341,061)		$(148,033)
Depreciation and amortization	82,775		51,458		340,462		217,621
Non-cash facility exit costs (2)	—		1,282		—		1,282
Write-off of investments in other companies (6)	4,100		650		10,000		650
Other income, net	(3,791)		(2,520)		(25,469)		(12,638)

EBITDA (8), (9)	9,140		17,963		(16,068)		58,882
Cash facility exit costs (2)	—		2,210		—		2,210

EBITDA before cash facility exit costs (8), (9)	$9,140		$20,173		$(16,068)		$61,092

Depreciation and amortization
Depreciation—cost of revenues	$12,361		$15,329		$51,035		52,725
Depreciation—other	15,981		9,913		60,692		54,011
Acquisition-related amortization (3)	43,722		26,216		175,206		110,885
Amortization of goodwill (4)	10,711		—		42,277		—
Intangible asset write-off (5)	—		—		11,252		—

Depreciation and amortization	82,775		51,458		340,462		217,621

	December 31, 2001	September 30, 2002	December 31, 2002
Key Operating Data:
Narrowband members	4,203,000	3,976,000	4,035,000
Broadband members	471,000	681,000	779,000
Web hosting accounts	169,000	173,000	173,000

Total member count at end of period	4,843,000	4,830,000	4,987,000
Number of employees at end of period (10)	6,736	5,649	5,106
	December 31, 2001	September 30, 2002	December 31, 2002
Balance Sheet Data:
Cash and marketable securities	$ 594,024	$ 521,692	$ 515,437
Stockholders' equity	851,054	732,026	692,300
1.
The company adopted Emerging Issues Task Force Issue 00-14 (EITF 00-14), "Accounting for Certain Sales Incentives," effective January 1, 2002. EITF 00-14 requires that certain sales incentives provided by the company, which were previously accounted for as sales and marketing expenses, be classified as cost of revenue. Accordingly, we retroactively reclassified sales incentives amounting to $14,257,000 and $67,919,000 during the three and twelve months ended December 31, 2001, respectively, to be consistent with the current presentation. The impact of the adoption was limited to the classification of expense items within the statement of operations and did not affect the company's financial position, results of operations or net loss per share.

2.
On November 1, 2002, EarthLink announced it was closing its Phoenix call center facility, and as a result, EarthLink recorded facility exit costs of $3.5 million associated with closing the facility. The facility exit costs are comprised of the following items (in thousands):

Cash facility exit costs:
Severance and employee related costs	$1,583
Real estate and service termination costs	627

Total cash facility exit costs	2,210
Non-cash facility exit costs:
Fixed asset impairments	1,282

Total facility exit costs	$3,492

3.
Represents amortization of acquired customer bases for the three and twelve month periods ended December 31, 2001 and 2002 resulting from the acquisition of OneMain.com Inc. in September 2000 and other smaller acquisitions.

4.
The company adopted Statement of Financial Accounting Standards 142 ("SFAS 142"), "Accounting for Goodwill and Other Intangibles," in January 2002, as required. SFAS 142 required that companies stop amortizing goodwill and other indefinite life intangibles effective January 1, 2002, prospectively.

5.
In February of 2001, the company renegotiated its commercial and governance arrangements with Sprint Corporation. The company's exclusive marketing and co-branding arrangements with Sprint have been terminated. Accordingly, management recorded a non-cash charge of approximately $11.3 million to write-off unamortized assets related to the marketing and co-branding agreements with Sprint.

6.
Management regularly evaluates the recoverability of its investments in other companies based on the performance and financial position of those companies. The write-off of investments in other companies represents losses incurred to write those investments down to their estimated realizable value.

7.
Reflects the accretion of Liquidation Dividends on Series A and B convertible preferred stock at a 3% annual rate, compounded quarterly, and the accretion of a dividend related to the beneficial conversion feature in accordance with EITF 98-5.

8.
The company believes that net loss before facility exit costs and EBITDA (as reconciled above) are additional meaningful measures of operating performance. However, this pro forma information will necessarily be different from comparable information provided by other companies and should not be used as an alternative to our operating and other financial information as determined under accounting principles generally accepted in the United States.

9.
EBITDA represents net loss before depreciation and amortization, interest income and expense, income tax expense, investment write-offs, and certain facility exit costs. EBITDA is not determined in accordance with accounting principles generally accepted in the United States, is not indicative of cash provided or used by operating activities and should not be considered in isolation, as an alternative to, or more meaningful than measures of performance determined in accordance with accounting principles generally accepted in the United States.

10.
Represents full-time equivalents.

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  Exhibit 99.1